Exhibit 4(a)3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
As of December 31, 2022, The Southern Company (the “Company”) had the following series of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•Common Stock, Par Value $5.00 Per Share (the “Common Stock”);
•Series 2017B 5.25% Junior Subordinated Notes due December 1, 2077 (the “Series 2017B Junior Subordinated Notes”);
•Series 2020A 4.95% Junior Subordinated Notes due January 30, 2080 (the “Series 2020A Junior Subordinated Notes”);
•Series 2020C 4.20% Junior Subordinated Notes due October 15, 2026 (the “Series 2020C Junior Subordinated Notes”); and
•Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081 (the “Series 2021B Junior Subordinated Notes”)

The Series 2021B Junior Subordinated Notes are denominated in euro. The Series 2017B Junior Subordinated Notes, the Series 2020A Junior Subordinated Notes and the Series 2020C Junior Subordinated Notes are denominated in U.S. dollars and are referred to herein together as the “Junior Subordinated Notes.”

Description of the Common Stock
The following description of the Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation, which is included as an exhibit to the Company’s Annual Report on Form 10-K of which this summary is a part.
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock. As of December 31, 2022, there were 1,088,780,731 shares of Common Stock issued and outstanding.
All shares of Common Stock participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The outstanding shares of Common Stock are fully paid and nonassessable by the Company and, therefore, are not subject to further calls or assessment by the Company.
The Common Stock is listed on the New York Stock Exchange under the symbol “SO”.
The transfer agent and registrar for the Common Stock is currently Equiniti Trust Company.

Description of the Junior Subordinated Notes
The following description of the Junior Subordinated Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Subordinated Note Indenture dated as of October 1, 2015, as supplemented and amended (the “Subordinated Note Indenture”), between the Company and Computershare Trust Company, N.A., as successor trustee (the “Subordinated Note Indenture Trustee”). The Subordinated Note Indenture and all supplements thereto are included as exhibits to the Company’s Annual Report on Form 10-K of which this summary is a part.
The terms “Additional Interest”, “Business Day”,“Event of Default”, “Interest Payment Date”, “Optional Deferral Period”, and “Rating Agency Event”, as used in this Description of the Junior Subordinated Notes, have the meanings ascribed to them in this Description of the Junior Subordinated Notes.
General
Each series of Junior Subordinated Notes was issued as a series of junior subordinated notes under the Subordinated Note Indenture. Each Series of Junior Subordinated Notes was initially issued in the applicable aggregate principal amount shown in the table below. The Company may, at any time and without the consent of the holders of any series of Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of Junior Subordinated Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the applicable series of Junior Subordinated Notes, will constitute a single series of junior subordinated notes under the Subordinated Note Indenture.
Unless earlier redeemed, the entire principal amount of each series of Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on the applicable date set forth in the table below. The Junior Subordinated Notes are not subject to any sinking fund provision. Each series of Junior Subordinated Notes is available for purchase in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Series	Original Issuance Amount	Maturity Date
Series 2017B Junior Subordinated Notes	$450,000,000	December 1, 2077
Series 2020A Junior Subordinated Notes	$1,000,000,000	January 30, 2080
Series 2020C Junior Subordinated Notes	$750,000,000	October 15, 2060

Interest
Each Series of Junior Subordinated Notes bears interest at the applicable rate per annum set forth in the table below (the “Securities Rate”). Subject to the Company’s right to defer interest payments as described below, interest is payable quarterly in arrears on the applicable dates set forth in the table below of each year (each an “Interest Payment Date”) to the person in whose name such Junior Subordinated Note is registered at the close of business (i) on the Business Day (as defined below) immediately preceding such Interest Payment Date if such Junior Subordinated Notes are in book-entry only form or (ii) on the 15th calendar day preceding such Interest Payment Date if such Junior Subordinated Notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. The amount of interest payable is computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on any series of Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

Series	Securities Rate	Interest Payment Dates
Series 2017B Junior Subordinated Notes	5.25%	March 1, June 1, September 1, December 1
Series 2020A Junior Subordinated Notes	4.95%	January 30, April 30, July 30, October 30
Series 2020C Junior Subordinated Notes	4.20%	January 15, April 15, July 15, October 15

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Subordinated Note Indenture Trustee’s corporate trust office is closed for business.
Payment of principal of any Junior Subordinated Notes will be made only against surrender to the paying agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the security register with respect to the applicable series of Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any applicable Interest Payment Date will be made to the person in whose name such Junior Subordinated Notes are registered at the close of business on the record date for such interest payment.
The Subordinated Note Indenture Trustee acts as paying agent with respect to each series of the Junior Subordinated Notes. The Company may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts with respect to any series of Junior Subordinated Notes.
All moneys paid by the Company to a paying agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Option to Defer Interest Payments
So long as no Event of Default (as defined below) under the Subordinated Note Indenture has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on any series of Junior Subordinated Notes by extending the interest payment period for up to 40 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments with respect to a series of Junior Subordinated Notes may not extend beyond the maturity date of such series or end on a day other than an Interest Payment Date with respect to such series. Any deferred interest on a series of Junior Subordinated Notes will accrue additional interest at the applicable Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on such series of Junior Subordinated Notes until the end of the applicable Optional Deferral Period, except upon a redemption of such series of Junior Subordinated Notes during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid interest, including any Additional Interest with respect to the applicable series of Junior Subordinated Notes. Once the Company pays all accrued and unpaid interest payments on the applicable series of Junior Subordinated Notes, including any Additional Interest, the Company can again defer interest payments on such series of Junior Subordinated Notes as described above, but not beyond the maturity date of such series.
The Company is required to provide to the Subordinated Note Indenture Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company is required to deliver to the Subordinated Note Indenture Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Subordinated Note Indenture Trustee is required to promptly forward such notice to each holder of record of the applicable series of Junior Subordinated Notes.
Certain Limitations During an Optional Deferral Period
During an Optional Deferral Period, subject to the exceptions noted below, the Company shall not:
•declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or
•make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes.
None of the foregoing, however, shall restrict:
•any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock;
•the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
•dividends, payments or distributions payable in shares of capital stock;

•redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or
•any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Listing
Each series of Junior Subordinated Notes is listed on the New York Stock Exchange under the applicable symbol set forth in the table below.

Series	Trading Symbol
Series 2017B Junior Subordinated Notes	SOJC
Series 2020A Junior Subordinated Notes	SOJD
Series 2020C Junior Subordinated Notes	SOJE
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the junior subordinated notes issued under the Subordinated Note Indenture and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary.
Optional Redemption
At any time and from time to time on or after the applicable date set forth in the table below (the “Initial Optional Redemption Date”), the applicable series of Junior Subordinated Notes will be subject to redemption at the option of the Company in whole or in part upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Junior Subordinated Notes being redeemed to the redemption date.

Series	Initial Optional Redemption Date
Series 2017B Junior Subordinated Notes	December 1, 2022
Series 2020A Junior Subordinated Notes	January 30, 2025
Series 2020C Junior Subordinated Notes	October 15, 2025

If notice of redemption is given as aforesaid, the Junior Subordinated Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless the Company has defaulted in the payment of the redemption price and accrued interest) such Junior Subordinated Notes shall cease to bear interest. If any Junior Subordinated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the applicable Securities Rate.
The Company may also redeem the applicable series of Junior Subordinated Notes before the applicable Initial Optional Redemption Date (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the applicable series of Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Junior Subordinated Notes by tender, in the open market or by private agreement.
Right to Redeem Upon a Tax Event
Before the applicable Initial Optional Redemption Date, the Company may redeem, upon not less than 30 nor more than 60 days’ notice, in whole but not in part, any series of Junior Subordinated Notes following the occurrence of a Tax Event (as defined below), at the applicable percentage of the principal amount of such series set forth in the table below plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

Series	Percentage of Principal Amount
Series 2017B Junior Subordinated Notes	101%
Series 2020A Junior Subordinated Notes	101%
Series 2020C Junior Subordinated Notes	100%
A “Tax Event” happens when the Company has received an opinion of counsel experienced in tax matters that, as a result of:
•any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
•any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•a threatened challenge asserted in writing in connection with the Company’s audit or an audit of any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the applicable series of Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the date of the original issuance of the applicable series of Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on such series of

Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
Right to Redeem Upon a Rating Agency Event
Before the applicable Initial Optional Redemption Date, the Company may redeem, upon not less than 30 nor more than 60 days’ notice, in whole but not in part, any series of Junior Subordinated Notes following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the applicable series of Junior Subordinated Notes on the date of original issuance of such series, which change reduces the amount of equity credit assigned to such series as compared with the amount of equity credit that such rating agency had assigned to such series as of the date of original issuance thereof.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Events of Default
The following are the “Events of Default” with respect to each series of Junior Subordinated Notes:
•failure to pay principal of, or premium, if any, on or interest on the applicable series of Junior Subordinated Notes when due at maturity or earlier redemption;
•failure to pay interest on the applicable series of Junior Subordinated Notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to the Company’s right to optionally defer interest payments); or
•certain events of bankruptcy, insolvency or reorganization involving the Company.
With respect to each series of Junior Subordinated Notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Subordinated Note Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to such series of Junior Subordinated Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Company by the Subordinated Note Indenture Trustee, or to the Company and the Subordinated Note Indenture Trustee by the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If an Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
Upon the occurrence and continuance of a Default with respect to a series of Junior Subordinated Notes, the Subordinated Note Indenture Trustee and the holders of such series of Junior Subordinated Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on such series of Junior Subordinated Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to such series of Junior Subordinated Notes; provided, further that in case a Default has occurred and is continuing, the Subordinated Note Indenture Trustee will not be subject to the requirement to exercise, with respect to such series of Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes are governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company has the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

Description of the Series 2021B Junior Subordinated Notes
The following description of the Series 2021B Junior Subordinated Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Subordinated Note Indenture. The Subordinated Note Indenture and all supplements thereto are included as exhibits to the Company’s Annual Report on Form 10-K of which this summary is a part.
The terms “Additional Interest”, “Business Day”, “Event of Default”, “Interest Payment Date”, “Optional Deferral Period”, and “Rating Agency Event”, as used in this Description of the Series 2021B Junior Subordinated Notes, have the meanings ascribed to them in this Description of the Series 2021B Junior Subordinated Notes.
General
The Series 2021B Junior Subordinated Notes were issued as a series of junior subordinated notes under the Subordinated Note Indenture. The Series 2021B Junior Subordinated Notes were initially issued in the aggregate principal amount of €1,250,000,000. The Company may, at any time and without the consent of the holders of the Series 2021B Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2021B Junior Subordinated Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the Series 2021B Junior Subordinated Notes, will constitute a single series of junior subordinated notes under the Subordinated Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2021B Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 15, 2081. The Series 2021B Junior Subordinated Notes are not subject to any sinking fund provision. The Series 2021B Junior Subordinated Notes are available for purchase in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Interest
The Series 2021B Junior Subordinated Notes bear interest:
•from (and including) September 16, 2021 to (but excluding) September 15, 2027 (the “First Reset Date”) at an annual rate of 1.875%;
•from (and including) the First Reset Date to (but excluding) September 15, 2032 (the “First Step-Up Date”) at an annual rate equal to the Five-Year Swap Rate (as defined herein) plus 2.108% (the “Initial Margin”);
•during each Reset Period, from (and including) the First Step-Up Date to (but excluding) September 15, 2047 (the “Second Step-Up Date”), at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%; and
•during each Reset Period, from (and including) the Second Step-Up Date, at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%.
Subject to the Company’s right to defer interest payments as described below, interest is payable annually in arrears on September 15 of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2021B Junior Subordinated Note is registered as of the close of business (i) on the 15th calendar day preceding each Interest Payment Date if the Series 2021B Junior Subordinated Notes are not in book-entry only form (whether or not a Business Day) or (ii) if the Series 2021B Junior Subordinated Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. are open for business) immediately preceding each Interest Payment Date. The initial Interest Payment Date is September 15, 2022.
The amount of interest payable is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last Interest Payment Date (or September 16, 2021, if no interest has been paid on the Series 2021B Junior Subordinated Notes) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any date on which interest is payable on the Series 2021B Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. If the maturity date or the redemption date of the Series 2021B Junior Subordinated Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.
Elavon Financial Services DAC, UK Branch (the “Calculation Agent” or the “Paying Agent”, as the case may be) is the initial calculation agent and paying agent for the Series 2021B Junior Subordinated Notes. The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Determination Date. The Calculation Agent will promptly notify the Company, the Paying Agent and the Subordinated Note Indenture Trustee of the interest rate for each Reset Date, but in no event later than the applicable Reset Date. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Series 2021B Junior Subordinated Notes, will become effective without consent from any person or entity. Such determination of any interest rate and the calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any holder of the Series 2021B Junior Subordinated Notes upon request. In no event shall the Subordinated Note Indenture Trustee have any liability for any determination made by or on behalf of such Calculation Agent.
The Company may, from time to time, replace the Calculation Agent. If the Calculation Agent is unwilling or unable to continue to act as Calculation Agent or fails to duly determine an interest rate on any Reset Date as provided herein, the Company will appoint another leading financial institution to act as such in its place. The Calculation Agent may not resign its duties or be removed without a successor having been so appointed.
Definitions
“Business Day” means a day other than a Saturday or Sunday, (i) which is not a day on which banks in the City of New York or London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum.
“Reset Date” means the First Reset Date and each fifth anniversary thereof.
“Reset Determination Date” means the day which is two Business Days preceding the applicable Reset Date.
“Reset Period” means each period from (and including) a Reset Date to (but excluding) the next Reset Date.
“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Calculation Agent in consultation with the Company (“Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.
“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).
Benchmark Discontinuation
Independent Adviser
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Series 2021B Junior Subordinated Notes remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.
In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent

Adviser shall have no liability whatsoever to the Company, the Paying Agent or the holders of the Series 2021B Junior Subordinated Notes for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.
Successor Rate or Alternative Rate
If the Independent Adviser determines in good faith that:
•there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Junior Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Discontinuation”); or
•there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Junior Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Discontinuation”).
Adjustment Spread
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).
Benchmark Conforming Changes
If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Series 2021B Junior Subordinated Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as described below under “Notices”, without any requirement for the consent or approval of holders of the Series 2021B Junior Subordinated Notes, vary the terms and conditions of the Series 2021B Junior Subordinated Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Series 2021B Junior Subordinated Notes, the Company shall comply with applicable laws and the rules of any stock exchange on which the Series 2021B Junior Subordinated Notes are for the time being listed or admitted to trading.

Notices
The Company will promptly notify the Subordinated Note Indenture Trustee, the Calculation Agent, the Paying Agent and the holders of the Series 2021B Junior Subordinated Notes of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
In no event shall the Subordinated Note Indenture Trustee, the Calculation Agent or the Paying Agent be responsible for determining any substitute for the Five-Year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.
Any determination, decision or election that may be made by the Company or its designated Independent Adviser pursuant to this subsection “Benchmark Discontinuation,” including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or its designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Series 2021B Junior Subordinated Notes, shall become effective without consent from the holders of the Series 2021B Junior Subordinated Notes or any other party. None of the Subordinated Note Indenture Trustee, the Calculation Agent, the Paying Agent or the common depositary will have any liability for any determination made by or on behalf of the Company or its designated Independent Adviser in connection with a Benchmark Event.
Fallback
Notwithstanding any of the foregoing discussion under “Benchmark Discontinuation,” no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the determination of the Company, the same could reasonably be expected to result in a Rating Agency Event.
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this subsection “Benchmark Discontinuation,” the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum.
Definitions
“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to holders of the Series 2021B Junior Subordinated Notes as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:

(i) in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii) in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or
(iii) if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Series 2021B Junior Subordinated Notes.
“Benchmark Event” means, with respect to the Original Reference Rate:
(i) the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii) the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv) the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);
(v) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;
(vi) it has, or will prior to the next Reset Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any Paying Agent to calculate any payment due to be made to any holder of a Series 2021B Junior Subordinated Note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);

(vii) that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at its own expense as described herein.
“Original Reference Rate” means the Five-Year Swap Rate.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):
(i) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii) any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Series 2021B Junior Subordinated Notes.
Option to Defer Interest Payments
So long as no Event of Default (as defined below) under the Subordinated Note Indenture has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2021B Junior Subordinated Notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments with respect to the Series 2021B Junior Subordinated Notes may not extend beyond the maturity date of the Series 2021B Junior Subordinated Notes or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2021B Junior Subordinated Notes will accrue additional interest at the rate then applicable to the Series 2021B Junior Subordinated Notes from the applicable Interest Payment Date to the date of payment, compounded annually (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Series 2021B Junior Subordinated Notes until the end of an Optional Deferral Period, except upon a redemption of the Series 2021B Junior Subordinated Notes during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once the Company pays all accrued and unpaid interest payments on the Series 2021B Junior Subordinated Notes, including any Additional Interest, the Company can again defer interest payments on the Series 2021B Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2021B Junior Subordinated Notes.
The Company is required to provide to the Subordinated Note Indenture Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company is required to deliver to the Subordinated Note Indenture Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Subordinated Note Indenture Trustee is required to promptly forward such notice to each holder of record of the Series 2021B Junior Subordinated Notes.
Certain Limitations During an Optional Deferral Period
During an Optional Deferral Period, subject to the exceptions noted below, the Company shall not:
•declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or
•make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Series 2021B Junior Subordinated Notes.
None of the foregoing, however, shall restrict:
•any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock;
•the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
•dividends, payments or distributions payable in shares of capital stock;
•redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or
•any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Listing
The Series 2021B Junior Subordinated Notes are listed on the New York Stock Exchange under the symbol “SO 81”.
Subordination
The Series 2021B Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined under “Description of the Junior Subordinated Notes—Subordination” above) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest) the Series 2021B Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Series 2021B Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Series 2021B Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Series 2021B Junior Subordinated Notes are paid in full.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Series 2021B Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary.
Optional Redemption
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Junior Subordinated Notes (i) on any date during the period commencing on (and including) June 15, 2027 (the “First Par Call Date”) to (and including) the First Reset Date (such period, the “First Par Call Period”) and (ii) on any Interest Payment Date falling thereafter (any such date, together with each date in the First Par Call Period, a “Par Call Date”), in each case, at a redemption price equal to 100% of the outstanding principal amount of Series 2021B Junior Subordinated Notes plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date.

In addition, on any date other than a Par Call Date, the Series 2021B Junior Subordinated Notes will be subject to redemption at the option of the Company, in whole but not in part, at any time upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Series 2021B Junior Subordinated Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series 2021B Junior Subordinated Notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) from the redemption date to the next Par Call Date discounted (for purposes of determining present value) to but not including the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate (as defined below) plus 40 basis points, plus, in each case, accrued and unpaid interest (including any Additional Interest) on the Series 2021B Junior Subordinated Notes being redeemed to but not including the redemption date.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (Frankfurt time) on such Business Day as determined by an independent investment bank selected by the Company.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the next Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.
Any redemption of the Series 2021B Junior Subordinated Notes may be conditioned upon the occurrence of one or more conditions precedent.
If notice of redemption is given as aforesaid, the Series 2021B Junior Subordinated Notes so to be redeemed will, on the redemption date (subject, in the case of a conditional redemption, to the satisfaction of all conditions precedent), become due and payable at the redemption price together with any accrued and unpaid interest thereon (including any Additional Interest), and from and after such date (unless the Company has defaulted in the payment of the redemption price and accrued interest) such Series 2021B Junior Subordinated Notes shall cease to bear interest. If any Series 2021B Junior Subordinated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the rate then applicable to the Series 2021B Junior Subordinated Notes.

The Company may also redeem the Series 2021B Junior Subordinated Notes (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon Tax Deductibility Event” and “—Right to Redeem Upon Tax Withholding Event,” (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2021B Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon Rating Agency Event” and (iii) in whole, but not in part, if the Company has made certain repurchases of the Series 2021B Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon Substantial Repurchase Event.”
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2021B Junior Subordinated Notes by tender, in the open market or by private agreement.
Right to Redeem Upon Tax Deductibility Event
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Junior Subordinated Notes following the occurrence of a Tax Deductibility Event (as defined below), at any time:
•where such redemption occurs prior to the First Par Call Date, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date; and
•where such redemption occurs on or after the First Par Call Date, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date.
A “Tax Deductibility Event” happens when the Company has received an opinion of counsel experienced in tax matters that, as a result of:
•any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
•any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•a threatened challenge asserted in writing in connection with the Company’s audit or an audit of any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2021B Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after September 16, 2021, there is more than an insubstantial risk that interest payable by the Company on the Series 2021B Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
Right to Redeem Upon Rating Agency Event
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Junior Subordinated Notes following the occurrence of a Rating Agency Event (as defined below), at any time:
•where such redemption occurs prior to the First Par Call Date, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date; and
•where such redemption occurs on or after the First Par Call Date, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization (each, a “Rating Agency”) for purposes of assigning equity credit to securities such as the Series 2021B Junior Subordinated Notes on September 16, 2021, and as a result of which change, either: (i) the Series 2021B Junior Subordinated Notes would no longer be eligible for the same or a higher category of “equity credit” or such similar nomenclature as may be used by that Rating Agency from time to time to describe the degree to which the terms of an instrument are supportive of the Company’s senior obligations (the “equity credit”), attributed to the Series 2021B Junior Subordinated Notes at the date of issue of the Series 2021B Junior Subordinated Notes, or if “equity credit” was not assigned on the date of issue of the Series 2021B Junior Subordinated Notes by such Rating Agency, at the date when the equity credit is assigned for the first time by such Rating Agency (a “Loss in Equity Credit”) (this also applies if the Series 2021B Junior Subordinated Notes have been partially or fully re-financed since the date of issue of the Series 2021B Junior Subordinated Notes (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) and a Loss in Equity Credit would have also occurred as a result of such change had the Series 2021B Junior Subordinated Notes not been re-financed), or (ii) the period of time the Series 2021B Junior Subordinated Notes are eligible for the same or a higher category of equity credit attributed to the Series 2021B Junior Subordinated Notes at the date of issue of the Series 2021B Junior Subordinated Notes (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) is being shortened.

Right to Redeem Upon Tax Withholding Event
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Series 2021B Junior Subordinated Notes (a “Tax Withholding Event”), then the Company may at any time at its option redeem, in whole, but not in part, the Series 2021B Junior Subordinated Notes on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the outstanding principal amount of the Series 2021B Junior Subordinated Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the redemption date.
Right to Redeem Upon Substantial Repurchase Event
If the Company has repurchased Series 2021B Junior Subordinated Notes equal to or in excess of 75% of the initial aggregate principal amount of the Series 2021B Junior Subordinated Notes (a “Substantial Repurchase Event”), then the Company may at any time at its option redeem, in whole, but not in part, the remaining Series 2021B Junior Subordinated Notes on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the outstanding principal amount of the Series 2021B Junior Subordinated Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the redemption date.
Payment of Additional Amounts
The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Series 2021B Junior Subordinated Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Series 2021B Junior Subordinated Notes to a holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts), will not be less than the amount provided in the Series 2021B Junior Subordinated Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1) to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Series 2021B Junior Subordinated Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Series 2021B Junior Subordinated Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2) to any holder that is not the sole beneficial owner of the Series 2021B Junior Subordinated Notes, or a portion of the Series 2021B Junior Subordinated Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;
(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from payments on the Series 2021B Junior Subordinated Notes;
(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Series 2021B Junior

Subordinated Note, if such payment can be made without such withholding by at least one other paying agent;
(8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Series 2021B Junior Subordinated Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Series 2021B Junior Subordinated Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Series 2021B Junior Subordinated Notes for investment purposes only nor (B) buying the Series 2021B Junior Subordinated Notes for resale to a third-party that either is not a bank or holding the Series 2021B Junior Subordinated Notes for investment purposes only;
(10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).
The Series 2021B Junior Subordinated Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Series 2021B Junior Subordinated Notes. Except as specifically provided under this heading, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading and under the heading “Right to Redeem Upon Tax Withholding Event,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.
Any reference to amounts payable in respect of the Series 2021B Junior Subordinated Notes herein or in the Subordinated Note Indenture shall be deemed to include any additional amounts which may be payable as described above.

Issuance in Euro
All payments of interest and principal, including payments made upon any redemption of the Series 2021B Junior Subordinated Notes, will be payable in euro. If the Company is unable to obtain euro in amounts sufficient to make a required payment under the Series 2021B Junior Subordinated Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Series 2021B Junior Subordinated Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Series 2021B Junior Subordinated Notes so made in U.S. dollars will not constitute an Event of Default under the Series 2021B Junior Subordinated Notes or the Subordinated Note Indenture. The Subordinated Note Indenture Trustee, the Calculation Agent and the Paying Agent shall have no responsibility for any calculation or conversion in connection with the foregoing.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange the Junior Series 2021B Subordinated Notes during a period of 15 days immediately preceding the date notice is given identifying the Series 2021B Junior Subordinated Notes called for redemption or (ii) issue, register the transfer of or exchange any Series 2021B Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Series 2021B Junior Subordinated Note being redeemed in part.
Events of Default
The following are the “Events of Default” with respect to the Series 2021B Junior Subordinated Notes:
•failure to pay principal of, or premium, if any, on or interest on the Series 2021B Junior Subordinated Notes when due at maturity or earlier redemption;
•failure to pay interest on the Series 2021B Junior Subordinated Notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to the Company’s right to optionally defer interest payments); or
•certain events of bankruptcy, insolvency or reorganization involving the Company.
With respect to the Series 2021B Junior Subordinated Notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Subordinated Note Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the Series 2021B Junior Subordinated Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Company by the Subordinated Note Indenture Trustee, or to the Company and the Subordinated Note Indenture Trustee by the holders of at least 25% in principal amount of the outstanding Series 2021B Junior Subordinated Notes.
The holders of not less than a majority in aggregate outstanding principal amount of the Series 2021B Junior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Series 2021B Junior Subordinated Notes. If an Event of Default occurs and is continuing with respect to the Series 2021B Junior Subordinated Notes, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Series 2021B Junior Subordinated Notes may declare the principal amount of the Series 2021B Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Series 2021B Junior Subordinated Notes has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Series 2021B Junior Subordinated Notes may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
Upon the occurrence and continuance of a Default with respect to the Series 2021B Junior Subordinated Notes, the Subordinated Note Indenture Trustee and the holders of the Series 2021B Junior Subordinated Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the Series 2021B Junior Subordinated Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Series 2021B Junior Subordinated Notes; provided further that in case a Default has occurred and is continuing, the Subordinated Note Indenture Trustee will not be subject to the requirement to exercise, with respect to the Series 2021B Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.
The holders of not less than a majority in aggregate outstanding principal amount of the Series 2021B Junior Subordinated Notes may, on behalf of the holders of all the Series 2021B Junior Subordinated Notes, waive any past default with respect to the Series 2021B Junior Subordinated Notes, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note

Indenture cannot be modified or amended without the consent of the holder of each outstanding Series 2021B Junior Subordinated Note affected.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Series 2021B Junior Subordinated Notes, to modify the Subordinated Note Indenture or the rights of the holders of the Series 2021B Junior Subordinated Notes; provided that no such modification may, without the consent of the holder of each outstanding Series 2021B Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Series 2021B Junior Subordinated Note, or reduce the principal amount of any Series 2021B Junior Subordinated Note or the rate of interest (including Additional Interest) on any Series 2021B Junior Subordinated Note or any premium payable upon the redemption of any Series 2021B Junior Subordinated Note, or change the method of calculating the rate of interest on any Series 2021B Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Series 2021B Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Series 2021B Junior Subordinated Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Series 2021B Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Series 2021B Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Series 2021B Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to the Series 2021B Junior Subordinated Notes, undertakes to perform, with respect to the Series 2021B Junior Subordinated Notes, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to the Series 2021B Junior Subordinated Notes has occurred and is continuing, shall exercise, with respect to the Series 2021B Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of the Series 2021B Junior Subordinated Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
Governing Law
The Subordinated Note Indenture and the Series 2021B Junior Subordinated Notes are governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company has the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.